EXHIBIT 99.1

VANGUARD NATURAL RESOURCES, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Background

When referring to Vanguard Natural Resources, Inc. (formerly known as VNR Finance Corp. and also referred to as “Successor,” “Vanguard” or the “Company”), the intent is to refer to Vanguard Natural Resources, Inc. and its consolidated subsidiaries as a whole or an individual basis, depending on the context in which the statements are made. Vanguard Natural Resources, Inc. became the successor reporting company of Vanguard Natural Resources, LLC (“Old Vanguard”) pursuant to Rule 12g-3 of the Securities Exchange Act of 1934, as amended, on August 1, 2017 (the “Effective Date”). When referring to the “Predecessor” or the “Company” in reference to the period prior to the emergence from bankruptcy, the intent is to refer to Old Vanguard, the predecessor that assigned all of its assets to the Successor pursuant to the Final Plan (as defined below) on the Effective Date, and its consolidated subsidiaries on a whole or on an individual basis, depending on the context in which the statements are made.

On February 1, 2017, the Predecessor and certain subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

On July 18, 2017, the Bankruptcy Court entered the Order Confirming Debtors’ Modified Second Amended Joint Plan
of Reorganization Under Chapter 11 of the Bankruptcy Code, which approved and confirmed the Debtors’ Modified Second Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the “Final Plan”). The Final Plan provided for the reorganization of the Debtors as a going concern and significantly reduced the long-term debt and annual interest payments of the Successor.

The Debtors satisfied all conditions precedent under the Final Plan and emerged from bankruptcy on the Effective Date as Vanguard Natural Resources, Inc. Pursuant to the Final Plan, each of the Predecessor’s equity securities outstanding immediately before the Effective Date (including any unvested restricted units held by employees or officers of the Debtor, or options and warrants to purchase such securities) were canceled and were of no further force or effect as of the Effective Date. Under the Final Plan, the Debtors’ new organizational documents became effective on the Effective Date. The Successor’s new organizational documents authorize the Successor to issue new equity, certain of which was issued to holders of allowed claims pursuant to the Final Plan on the Effective Date. In addition, on the Effective Date, the Successor entered into a registration rights agreement with certain equity holders. As of August 1, 2017, the Successor issued 20.1 million outstanding shares of common stock, $0.001 par value (“Common Stock”). Upon emergence from bankruptcy on August 1, 2017, Vanguard adopted fresh-start accounting using a convenience date of July 31, 2017, which resulted in it becoming a new entity for financial reporting purposes. Additionally, upon emergence from bankruptcy, we elected to transition from the full cost method of accounting and adopted the successful efforts method of accounting for our oil and natural gas properties. Therefore, since August 1, 2017 we have used the successful efforts method to account for our investment in oil and natural gas properties in the Successor.

Prior to July 31, 2017, the Company was a limited liability corporation treated as a partnership for federal and state income tax purposes, in which the taxable income tax or loss of the Company was passed through to its unitholders. Effective upon consummation of the Final Plan, the Successor became a C Corporation subject to federal and state income taxes. On December 22, 2017, President Trump signed into law the Tax Cuts and Jobs Act (the “Tax Act”) that significantly reforms the U.S. tax code. The provisions of the Tax Act that impact us include, among others, a permanent reduction of the corporate income tax rate from 35% to 21%. The significant difference between our effective tax rate and the federal statutory income tax rate is primarily due to the effect of changes in the Company’s valuation allowance. During the the year ended December 31, 2017, the Company recorded a full valuation allowance against its deferred tax position in this pro forma financial statement. A valuation allowance has been recorded as management does not believe that it is more-likely-than-not that its deferred tax assets will be realized. Accordingly, the Company recorded no income tax expense or benefit for the year ended December 31, 2017 in this pro forma financial statement.

Vanguard’s unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017, is derived from the historical consolidated statement of operations of Vanguard. It reflects adjustments to give effect to Vanguard’s plan of reorganization, fresh-start accounting and the transition to the successful efforts method of accounting for our oil and natural gas properties as if each had been completed as of January 1, 2017.

The unaudited pro forma condensed consolidated financial statement is for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the the Effective Date had occurred on the date indicated, nor is such financial statement necessarily indicative of the financial position or results of operations in future periods. The unaudited pro forma condensed consolidated financial statement does not include the realization of cost savings expected to result from the plan of reorganization. The assumptions and estimates underlying the adjustments to the unaudited pro forma condensed consolidated financial statement are described in the accompanying notes. The unaudited pro forma condensed consolidated financial information should also be read in conjunction with Vanguard’s historical financial statements and the notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2017.

Vanguard Natural Resources, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
 For the Year Ended December 31, 2017
(in thousands, except per share and per unit amounts)

	Successor	Predecessor
	Five Months Ended December 31, 2017	Seven Months Ended July 31, 2017	Pro Forma Adjustments
	Vanguard Historical	Vanguard Historical	Reorganization, Fresh-Start Accounting and Successful Efforts		Vanguard Pro Forma
Revenues:
Oil sales	$72,557	$97,496	$—		$170,053
Natural gas sales	96,236	113,587	—		209,823
NGLs sales	36,825	35,565	—		72,390
Oil, natural gas and NGLs sales	205,618	246,648	—		452,266
Net losses on commodity derivative contracts	(55,857)	(24,887)	—		(80,744)
Total revenues and losses on derivatives	149,761	221,761	—		371,522
Costs and expenses:
Production:
Lease operating expenses	60,976	87,092	—		148,068
Transportation, gathering, processing and compression	19,202	—	—		19,202
Production and other taxes	13,145	21,186	—		34,331
Depreciation, depletion, amortization, and accretion	71,321	58,384	28,694	(a)	156,662
			(1,737)	(b)
Impairment of oil and natural gas properties	47,640	—	—		47,640
Exploration expense	1,365	—	—		1,365
Selling, general and administrative expenses	21,658	28,810	—		50,468
Total costs and expenses	235,307	195,472	26,957		457,736
Income (loss) from operations	(85,546)	26,289	(26,957)		(86,214)
Other income (expense):
Interest expense	(24,204)	(35,276)	3,283	(c)	(56,197)
Net gains on interest rate derivative contracts	—	30	—		30
Net gain on divestiture of oil and natural gas properties	4,450	—	—		4,450
Other	510	783	—		1,293
Total other income (expense), net	(19,244)	(34,463)	3,283		(50,424)
Loss before reorganization items	(104,790)	(8,174)	(23,674)		(136,638)
Reorganization items	(6,488)	908,485	(901,997)	(d)	—
Net income (loss)	(111,278)	900,311	(925,671)		(136,638)
Less: Net income attributable to non-controlling interests	(132)	(13)	—		(145)
Net income (loss) attributable to Vanguard stockholders/ unitholders	(111,410)	900,298	(925,671)		(136,783)
Distributions to Preferred unitholders	—	(2,230)	2,230	(e)	—
Net income (loss) attributable to Common stockholders/Common and Class B unitholders	$(111,410)	$898,068	$(923,441)		$(136,783)
Net income (loss) per share/unit – basic and diluted
Basic and Diluted	$(5.55)	$6.84			$(6.82)
Weighted average shares/units outstanding
Basic and Diluted	20,059	131,382			20,059	(f)

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statement of Operations

Note 1 Basis of Presentation

Vanguard’s unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2017, is derived from the historical consolidated statement of operations of Vanguard. It reflects adjustments to give effect to Vanguard’s plan of reorganization, fresh-start accounting and the transition to the successful efforts method of accounting for our oil and natural gas properties as if each had been completed as of January 1, 2017.

Note 2 Pro Forma Adjustments to the Unaudited Condensed Consolidated Statements of Operations

Emergence From Voluntary Reorganization Under Chapter 11

Upon emergence from bankruptcy on the Effective Date, Vanguard adopted fresh-start accounting using a convenience date of July 31, 2017 (the “Convenience Date”) which resulted in it becoming a new entity for financial reporting purposes. As a result of the application of fresh-start accounting and the effects of the implementation of the plan of reorganization, the condensed consolidated financial statements on or after the Convenience Date, are not comparable with the condensed consolidated financial statements prior to that date.

Adjustments (a) – (f) to the unaudited pro forma condensed statement of operations for the year ended December 31, 2017 is to reflect the effects of Vanguard’s plan of reorganization, fresh-start accounting and the transition to the successful efforts method of accounting for our oil and natural gas properties.

(a)
Reflects the change in depletion expense based on new asset values as a result of adopting fresh-start accounting and the effects of the transition from the full cost method to the successful efforts method of accounting for our oil and natural gas properties attributable to periods prior to the Convenience Date.

(b)	Represents the change in accretion expense using new asset retirement obligations estimates as a result of adopting fresh-start accounting.

(c)
Reflects a reduction of interest expense as a result of the plan of reorganization. Under the Final Plan, the Predecessor paid approximately $500.3 million of the outstanding borrowings under its credit facility. As of the Effective Date, outstanding borrowings under the Successor’s credit facility included a term loan of $125.0 million and a revolving loan of $730.0 million, respectively. The Term Loan bears an interest rate equal to (i) the alternative base rate plus an applicable margin of 6.50% for an Alternate Base Rate (ABR) loan or (ii) adjusted LIBOR plus an applicable margin of 7.50% for a Eurodollar loan. Further, the outstanding debt under the Successor revolving loan shall bear interest at a rate per annum equal to (i) the alternative base rate plus an applicable margin of 1.75% to 2.75%, based on the borrowing base utilization percentage under the Successor credit facility or (ii) adjusted LIBOR plus an applicable margin of 2.75% to 3.75%, based on the borrowing base utilization percentage under the Successor credit facility.

In addition, the Successor issued approximately $80.7 million aggregate principal amount of new 9.0% Senior Secured Second Lien Notes due 2024 (the “Senior Notes due 2024”) to certain eligible holders of their outstanding Senior Notes due 2023 issued by the Predecessor in full satisfaction of their claim of approximately $80.7 million related to the Senior Notes due 2023 held by such holders.

The Predecessor’s 8.375% Senior Notes due 2019 and 7.875% Senior Notes due 2020 (together with the Senior Notes due 2019, the “Senior Notes”) were canceled and the consenting senior noteholders under the plan of reorganization received their pro rata share of the Successor’s Common Stock, in full and final satisfaction of their claims.

The pro forma adjustments to interest expense were calculated as follows (in thousands):

Year Ended December 31, 2017
Elimination of Predecessor historical interest expense associated with:
Predecessor credit facility	$25,684
Predecessor Senior Notes due 2023 interest expense	3,103
Predecessor Senior Notes	2,863
Amortization of debt issue costs on Predecessor’s credit facility	2,278
Amortization of debt issue costs on Predecessor’s Senior Notes due 2023	211
Amortization of debt issue costs and bond discounts on Predecessor Senior Notes and Senior Notes due 2023	443
Pro forma interest expense, net, associated with:
Successor credit facility (1)	(19,280)
Successor term loan	(6,246)
Successor’s Senior Notes due 2024	(4,238)
Amortization of debt issue costs on Successor’s credit facility and term loan	(1,488)
Amortization of debt issue costs on Successor’s Senior Notes due 2024	(47)
Net pro forma adjustment to interest expense	$3,283

(1)
The Company calculated the above interest expense based on $730.0 million of outstanding borrowings under the Successor credit facility at Effective Date. Interest rates are based on the applicable ABR and LIBOR margins at Effective Date as described above. A 1/8% change in the effective interest rate would result in a change to interest expense of approximately $2.4 million for the year ended December 31, 2017.

(d)
Reflects the elimination of nonrecurring reorganization items that represent (i) expenses or income incurred subsequent to the Petition Date as a direct result of the Final Plan, (ii) gains or losses from liabilities settled, and (iii) fresh-start accounting adjustments. The following table summarizes the pro forma adjustment for net reorganization items (in thousands):

	Successor	Predecessor
	Five Months Ended December 31, 2017	Seven Months Ended July 31, 2017	Pro forma Adjustment
Gain on settlement of Liabilities subject to compromise	$—	$452,129	$452,129
Fresh-start accounting adjustments	—	781,520	781,520
Issuance of common shares and warrants	—	(214,140)	(214,140)
Legal and other professional fees	(6,488)	(58,482)	(64,970)
Recognition of additional unsecured claims	—	(31,346)	(31,346)
Write-off of deferred financing costs and debt discounts	—	(21,361)	(21,361)
Terminated contracts	—	165	165
Reorganization items	$(6,488)	$908,485	$901,997

(e)
All outstanding Predecessor preferred units issued and outstanding immediately prior to the Effective Date were canceled. Represents the elimination of distributions to the preferred unitholders as the transaction was assumed to have occurred as of January 1, 2017.

(f)
Reflects (i) the cancellation of the Predecessor’s common and class B units that were authorized and outstanding prior to the Effective Date and (ii) the issuance of 20.1 million shares of Common Stock.